Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES ACQUISITION OF CRYSTAL POINT CENTER

OAK BROOK, Ill. (July 21, 2004) – Inland Real Estate Corporation (NYSE: IRC) announced today the acquisition of Crystal Point Center, a 339,898 square-foot power retail center located in Crystal Lake, Illinois, for approximately $37.3 million.

Crystal Point Center is approximately 100% leased and is anchored by Bed Beth & Beyond, Borders Books & Music, Sports Authority, Best Buy, Office Depot and K-Mart. Originally built in 1976 as an enclosed mini-mall, Crystal Point Center was redeveloped in 1998 to take advantage of the center’s prominent location in a retail trade area that includes such major retailers as Sam’s Club, Kohl’s, Target, Home Depot, Menards and Wal-Mart.  Crystal Point Center is located on the heavily retailed Route 14 corridor in Crystal Lake, Illinois, which is approximately 50 miles northwest of Chicago.  The population count within a three-mile radius of Crystal Point Center is approximately 57,500, with an average household income of approximately $82,431.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns and manages 140 neighborhood, community and single-tenant retail centers located in the midwestern United States.  Additional information on Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may”, “will”, “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.